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                                                                     EXHIBIT 2.2


               FIRST AMENDMENT TO THE AGREEMENT AND PLAN OF MERGER

     This First Amendment to the Agreement and Plan of Merger (the "Agreement"), dated as of April 4, 2000, is by and among TEKINSIGHT.COM, INC. a Delaware corporation ("TEKS"), ASTRATEK, INC., a New York corporation ("Astratek"), TADEO E-COMMERCE CORP., a Delaware corporation ("Tadeo E") and DATA SYSTEMS NETWORK CORPORATION, a Michigan corporation ("DSNC"). The parties named above, other than Tadeo E, entered into an Agreement and Plan of Merger on February 18, 2000 (the "Merger Agreement"). Following further discussions between the parties after execution of the Merger Agreement, the parties determined it to be in the best interests of all such parties to make certain changes to the Merger Agreement agreed to by the parties, and the parties hereby agree as follows:

     Section 1 A modification shall be made throughout the Merger Agreement which substitutes Tadeo E for Astratek as a party to the Merger Agreement, with Tadeo E being referred to as "Merger Sub" wherever any reference to Merger Sub is used in the Merger Agreement. As a result of this modification, Astratek shall no longer be a party to the Merger Agreement, and Tadeo E rather than Astratek will be the surviving corporation of the Merger.

     Section 2 In the Merger Agreement, wherever any reference is made to filing a Certificate of Merger with the Secretary of State of the State of New York, such reference shall be modified to provide for filing such Certificate of Merger with the Secretary of State of the State of Delaware. Furthermore, in the Merger Agreement whenever any reference is made to New York Law (e.g., Section
1.3 concerning the effect of the Merger under applicable provisions of New York
Law), the Merger Agreement shall be modified to make such reference a reference to "Delaware Law" rather than to "New York Law."

     Section 3 Section 1.5 of the Merger Agreement is hereby replaced in its entirety with the following:

     "1.5      Directors and Officers. Subject to the provisions of Section 6.2
     (f), the initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified; provided, that at the Effective Time, Steven Ross shall be added as a director of Merger Sub. The initial officers of the Surviving Corporation shall be the officers of Merger Sub immediately prior to the Effective time, until their respective successors are duly appointed."

     Section 4 Section 6.2(f) of the Merger Agreement is hereby replaced in its entirety with the following:

     "(f)      Election of Officers and Directors. On the Closing Date, Katrina
     Kostes will be or become Chief Operating Officer of Merger Sub and Steven Ross will be the Chief Executive Officer of Tek. Three (3) persons designated by DSNC, who shall be reasonably acceptable to Tek, shall be appointed to the Tek Board of Directors, to take office following the Closing (the "DSNC Designees"). The DSNC Designees are Michael Grieves, Steven Ross and Walter J. Aspatore."


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     Section 5

     5.1 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterparts.

     5.2 Entire Agreement. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that except as specifically modified by this Agreement, the terms and conditions of the Merger Agreement remain in full force and effect in accordance with their terms.

     5.3 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

     5.4 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur i the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     5.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to principles of conflicts of laws.

     5.6 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

     5.7 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject


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to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     5.8 Definitions. All capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Merger Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.



                                   TEKINSIGHT.COM, INC.


                                   By: /s/ Alexander Kalpaxis
                                      -----------------------------------------
                                      Alexander Kalpaxis, Executive Vice
                                      President and Chief Technology Officer

                                   ASTRATEK, INC.


                                   By: /s/ Alexander Kalpaxis
                                      -----------------------------
                                      Alexander Kalpaxis, President


                                   DATA SYSTEMS NETWORK CORPORATION


                                   By: /s/ Michael Grieves
                                      ----------------------------
                                      Michael Grieves, President


                                   TADEO E-COMMERCE CORP.


                                   By: /s/ Alexander Kalpaxis
                                      -----------------------------------------
                                      Alexander Kalpaxis, Executive Vice
                                      President





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